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                                                               Exhibit 10.17


                            CONSULTING AGREEMENT

         THIS AGREEMENT made and entered into this 2nd day of June, 2004, and effective December 1, 2004, by and between ANHEUSER-BUSCH COMPANIES, INC., a Delaware corporation with principal offices at One Busch Place, St. Louis, Missouri 63118 (hereinafter referred to as "ABC"), and STEPHEN K. LAMBRIGHT, residing at 7 Bonhomme Grove Court, Chesterfield, Missouri 63017 (hereinafter referred to as "Consultant").

         WHEREAS, Consultant and ABC have mutually agreed that he will retire as Group Vice President and Chief Legal Officer of ABC on November 30, 2004; and

         WHEREAS, Consultant has gained invaluable knowledge and experience regarding the business operations of ABC and its subsidiaries;

         WHEREAS, ABC desires (i) to retain Consultant after his retirement so that his services will be available to ABC in his area of specialized knowledge and experience; and (ii) to assure itself that Consultant does not use his specialized knowledge and experience for the benefit of any competitor of ABC or any of its subsidiaries.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

         1. (a) During the term of this Agreement, Consultant agrees to provide counsel and advice to ABC on business and legal matters, to serve as ABC's representative on civic organizations, and to attend such business planning and strategy meetings, as requested by the President and Chief Executive Officer of ABC or his designee.

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                  (b) In providing services under this Agreement, Consultant will be acting as an independent contractor and not as an employee of ABC. Consultant shall have no power to bind ABC or its subsidiaries or to commit them to any policy position, contract or other course of action. Subject to the provisions of Section 4, Consultant is free to render services to such other business entities as he chooses; provided however that neither Consultant nor any law firm or other entity with which Consultant associates shall in any way provide legal services, directly or indirectly, to any third party if the provision of such legal services would violate the rules of professional conduct applicable to lawyers regarding conflicts of interests or potential conflicts of interests.

                  (i) It is Consultant's intent to become "of counsel" to the St. Louis law firm of Williams, Venker & Sanders LLC (Williams Venker) upon retirement. Consultant agrees that any agreement with Williams Venker, or with any other law firm with whom he chooses to associate, will specifically include an agreement by Consultant that he will not share or participate in any legal fees generated as a result of any services provided to ABC. ABC agrees that Consultant's affiliation with Williams Venker or with any other law firm will not jeopardize that firm's ability to perform legal services for ABC.

                  (ii) ABC does not currently anticipate that it will request Consultant to provide legal counsel or advice as part of this consulting agreement. To the extent that ABC does request such services, ABC agrees to reimburse Consultant for the cost of legal malpractice insurance purchased by Consultant to cover such activities.

                  (c) Consultant's active participation in ABC's various retiree benefit plans (other than the retiree medical benefits plan) shall cease as of the date of his retirement from ABC. The fees and other compensation received by Consultant hereunder shall not be deemed to be "compensation" or "salary" for purposes of the Anheuser-Busch Salaried Employees' Pension Plan, the Anheuser-Busch

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Supplemental Executive Retirement Plan, the Anheuser-Busch Excess Benefit
Plan, the Anheuser-Busch 401(k) Restoration Plan, the Anheuser-Busch Executive Deferred Compensation Plan, the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan or for any other purpose. Amounts paid hereunder shall not be subject to federal, state or local income or employment tax withholding and will be reported by ABC on Internal Revenue Form 1099. Consultant will be responsible for reporting this income and paying all applicable income and self-employment tax.

                  (d) During the term of this Agreement, Consultant will be paid a monthly fee of $51,250. All payments will be made on the last day of each month, with the first payment being due on December 31, 2004, and the final payment being due on December 31, 2007.

                  (e) In addition to the above monthly compensation, ABC agrees that during the term of this Agreement it will:

                           (i) continue the payment of Consultant's dues and assessments, pursuant to the terms of ABC's current arrangement with Consultant, at the Bellerive Country Club, the St. Louis Club, the
                                    Congressional Country Club, and the
                                    Georgetown Club. Upon the expiration of
                                    this Agreement, ABC will transfer
                                    Consultant's club memberships to him at
                                    his election, subject to applicable tax
                                    law;

                           (ii) provide Consultant with company paid financial services equivalent to the financial services provided to its Strategy Committee members through December 31, 2009;

                           (iii) furnish Consultant with an automobile on the same terms and conditions as automobiles are furnished to members of


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                                    its Strategy Committee. Consultant
                                    agrees to account to ABC on a monthly
                                    basis for his personal use of the
                                    automobile in such form and detail as
                                    ABC may require,

                           (iv)     provide Consultant and his eligible
                                    dependents with medical, dental, vision
                                    and prescription drug insurance benefits equivalent to those provided to Consultant at the time of his retirement. Consultant shall be permitted to choose among medical plans available each year; but he shall have none of the benefit choices formerly available to him under the company's flexible benefits program. Long-term disability, short-term disability, accidental death and dismemberment benefits, basic and supplemental life and dependent life and supplemental life insurance benefits shall all terminate as of the date of Consultant's retirement from ABC.

                           (v) ABC will continue paying the premiums on Consultant's supplemental executive life insurance policy through Paragon Life, or its successor, during the term of this Agreement.

                           (vi)     Upon termination of this Agreement
                                    Consultant shall be eligible for the
                                    standard salaried retiree health
                                    benefits that are provided to eligible
                                    retirees, which does not include dental
                                    or vision benefits. Under current
                                    retiree health plan provisions,
                                    Consultant's health benefits will change on the first day of the month after Consultant reaches age 65, when Consultant becomes eligible for Medicare. Since

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                                    Consultant's spouse is younger than
                                    Consultant, she will not become eligible for Medicare until a later date and, her health benefit coverage will not change until she reaches Medicare eligibility.

                           (v) provide Consultant with the continued use of existing FAX machines (including a dedicated phone line), a laptop computer and a cellular phone. Consultant will also be provided with a contractor's ID badge for access to ABC facilities.

                           (vi) provide Consultant with complimentary beer service, and the continued use of the Busch Entertainment executive access card.

                  (f) In the event that Consultant dies before this Agreement has terminated, ABC will, unless otherwise directed in writing by Consultant, make any remaining monthly payments to Consultant's spouse. ABC will also continue the company paid medical, dental, vision and prescription drug benefits for Consultant's spouse for a maximum of one year from the date of his death or until December 31, 2007, if earlier, but in any event for a minimum of six months.

                  (g) In performing services under this Agreement, Consultant will not be provided with an office, and will work from his home or personal office. ABC agrees that nothing herein shall require Consultant to maintain a residence or an office in the St. Louis area. In the event Consultant is requested to travel in performing services for ABC, Consultant will be entitled to reimbursement for all ordinary, necessary and reasonable travel expenses pursuant to ABC travel expense guidelines. Consultant

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agrees to submit an itemized expense report within 15 days after completion of each travel assignment as a basis for reimbursement by ABC.

         2. The term of this Agreement shall commence December 1, 2004, and shall end on December 31, 2007, unless sooner terminated in accordance with the provisions of Section 3 hereof.

         3. ABC reserves the absolute right to terminate this Agreement in its sole discretion, subject to the provisions of Section 7 hereof, without further obligation, at any time in the event of Consultant's material breach of this Agreement.

         4. Unless otherwise agreed to in writing by ABC and upon such terms and conditions as ABC may impose, from the date of the Agreement until December 31, 2007, Consultant shall not, anywhere in the world, engage, directly or indirectly, in any activity for, or on behalf of, any business or organization that manufactures, distributes or sells alcohol beverages and/or no-alcohol malt beverages, that promotes or encourages any restrictions on, or regulation of, the use, distribution or marketing of alcohol beverages, or that otherwise competes with any current business activity of ABC, either alone, as a member of a partnership or association, as an officer, director, employee, consultant, lobbyist or representative of or to any corporation, industry trade association, not-for profit organization, or other business entity, or as an investor in, or beneficial owner of 1% or more of any security of any class of any corporation, or 1% or more of any equity interest of any unincorporated enterprise.

                (a) Consultant agrees that he will seek advance written approval from the President and Chief Executive Officer, or his designee, before accepting any political lobbying assignments for any client other than ABC.

         5. Consultant acknowledges his obligation not to disclose any confidential or proprietary data, information or material of ABC or any of its subsidiaries that he

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obtained or became aware of as an officer, director or employee of ABC or any of its subsidiaries. Consultant agrees that he will maintain the confidentiality of all privileged communications between himself and ABC, and will promptly notify ABC of any situation where a third party attempts to compel him to reveal any such communications. Consultant also agrees that he will take no actions that would breach his legal and ethic obligations as an attorney for ABC. Consultant further agrees that he will not disclose to any person, firm, corporation or other entity any confidential or proprietary data, information or material of ABC or any of its subsidiaries disclosed to him as a Consultant without the prior written approval of ABC. Consultant further agrees that he will not voluntarily disclose the terms of this Agreement to anyone other than his wife, his legal, tax, banking or financial advisors without the express written consent of ABC, except to the extent that disclosure may be required for accounting or tax reporting purposes or as otherwise required by law. The provisions of this paragraph 5 shall survive termination of the Agreement.

         6. Consultant agrees not to act in any manner detrimental to ABC, or any of its subsidiaries, nor to make any public statement that disparages or which may be detrimental to ABC, any of its subsidiaries, or their directors, officers, or employees. ABC agrees that it will take no official public action that is intended to disparage or be detrimental to Consultant.

         7. Consultant understands and agrees that any breach of the provisions of Sections 4, 5 or 6 of this Agreement shall constitute a material breach of this Agreement and that ABC, in addition to its right to terminate the Agreement, shall be entitled to injunctive and other equitable relief to prevent the threatened or continued breach of this Agreement. In the event ABC believes that Consultant is in material breach of this Agreement, ABC shall give Consultant notice of such breach and

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Consultant shall be provided a reasonable opportunity to cure such breach or to discontinue the conduct to which ABC objects prior to ABC availing itself of its remedies hereunder.

         8. All notices required to be given hereunder shall be sent to ABC at its corporate headquarters and directed to the attention of the office of the President and Chief Executive Officer and to Consultant at his last known address.

         9. (a) In the event that the Consultant is named a defendant in any civil suit as a result of his performing duties pursuant to the Consulting Agreement, ABC agrees to indemnify Consultant against expenses (including attorney fees), judgments, fines or amounts paid in settlement if Consultant is successful on the merits, or if unsuccessful, the Board of Directors has determined that Consultant's actions were taken in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of ABC.

                  (b) In the event that ABC requests Consultant to serve as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (including, without limitation, the St. Louis County Fair and Air Show), ABC agrees that the terms of the Indemnification Agreement dated April 27, 1987 between ABC and Consultant (attached hereto as Exhibit
C) shall apply as if Consultant was still an executive officer of ABC.

         10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri. ABC and Consultant agree that all disputes between the parties relating to or arising out of this Agreement must be resolved through the Anheuser-Busch Dispute Resolution Program, which includes final and binding arbitration of covered claims. Consultant acknowledges that he has

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previously signed the "Mutual Agreement to Arbitrate Claims" which is incorporated herein by this reference.



         THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE THAT MAY BE ENFORCED BY EITHER PARTY.



         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.



ANHEUSER-BUSCH COMPANIES, INC.                           CONSULTANT



By:        /s/ Patrick T. Stokes                  /s/ Stephen K. Lambright
    ---------------------------------------   ---------------------------------

President Chief and Chief Executive Officer         Stephen K. Lambright





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